Exhibit 22.1

Subsidiary Issuers of Guaranteed Securities

The table below lists securities of subsidiaries of The Goldman Sachs Group, Inc. (Group Inc.) that are subject to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the offer and sale of which are subject to registration under the Securities Act of 1933, as amended, and are fully and unconditionally guaranteed by Group Inc. Each of the issuers identified below is a finance subsidiary, within the meaning of Rule 13-01 of Regulation S-X. No other subsidiary of Group Inc. guarantees the securities listed in the table below.

Issuer	State of Organization	Securities
GS Finance Corp. (GSFC)	Delaware

Debt securities, warrants and units, including:

•  Notes issued under GSFC’s Medium-Term Notes, Series A program

•  Notes issued under GSFC’s Medium-Term Notes, Series E program

•  Notes issued under GSFC’s Medium-Term Notes, Series F program

•  Warrants issued under GSFC’s Warrants, Series G program

Goldman Sachs Capital I	Delaware	6.345% Capital Securities

Goldman Sachs Capital II	Delaware	5.793% Fixed-to-Floating Rate Normal Automatic Preferred Enhanced Capital Securities

Goldman Sachs Capital III	Delaware	Floating Rate Normal Automatic Preferred Enhanced Capital Securities

Goldman Sachs Capital VI	Delaware	Capital Securities

Goldman Sachs Capital VII	Delaware	Capital Securities